Exhibit 99.1

                      MTI Technology Appoints Jon Caputo as
                 Executive Vice President, Worldwide Operations

    TUSTIN, Calif.--(BUSINESS WIRE)--May 24, 2005--MTI Technology Corporation (Nasdaq:MTIC), a leading multi-national storage solutions and services company, today announced the appointment of Jon Caputo to the position of Executive Vice President, Worldwide Operations. Mr. Caputo will be responsible for MTI's U.S.-based services organization, as well as European sales and service.
    "Jon brings to MTI a wealth of international experience as an exceptional manager and an accomplished executive," said Tom Raimondi, president and chief executive officer for MTI. "As we continue to expand our presence and offerings in the storage and infrastructure marketplace, Jon's experience and management skills will be of tremendous value. He will be one of the primary drivers in taking our services organization to the next level."
    Prior to joining MTI, Mr. Caputo served as Vice President of Americas Professional Services for Sun Microsystems, Inc., a leading provider of industrial-strength hardware, software and services. He led the systems integration team responsible for the sale and implementation of complex computing solutions within North, Central and South America. Before that, Mr. Caputo was Vice President of Customer Operations and Professional Services for New World Systems Corporation, a software company specializing in public sector applications. Prior to joining New World Systems, he held a number of positions with Digital Equipment Corporation, including Vice President, Americas Systems Integration; Vice President, Asia Pacific Integration Services; and Director, Global Systems Integration Business Development. Mr. Caputo has served as a member of the board of directors for the Carnegie Group, Inc.; a member of the board of advisors for Equinox Solutions, Inc.; and a member of the customer advisory board for Encore Solutions.

    About MTI Technology

    MTI is a leading multi-national provider of professional services and comprehensive data storage solutions for mid to large-size organizations. With more than 20 years of expertise as a storage technology innovator, MTI is uniquely qualified to assess, design, implement and support whole-office data storage and backup initiatives. As a strategic partner of EMC (NYSE:EMC), MTI offers the best data storage, protection and management solutions available today. By employing a strategic, consultative approach, MTI provides customers with a single point of contact that eliminates complexities while delivering operational efficiencies and competitive advantages. MTI currently serves more than 3,000 customers throughout North America and Europe. Visit www.mti.com for more information.


    CONTACT: Investor Contact:
             MTI Technology Corporation
             Victor Chynoweth, 714-481-7828
             vchynoweth@mti.com
             or
             Media Contact:
             Independent Marketing
             Jamie Brown, 626-432-4594 ext. 105
             Jamie@independentmktg.com